LIFE PARTNERS REPORTS RECORD EARNINGS

WACO, TX — May 29, 2009 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., today reported net earnings of $27.2 million or $1.83 per split-adjusted share for the fiscal year ended February 28, 2009 compared to $18.8 million or $1.25 per split-adjusted share for a 46% increase over the prior year. Life Partners also reported revenues of $103.6 million for the year, a 43% increase over the $72.6 million reported for last year. All figures are adjusted for the 5-for-4 forward stock split which occurred on February 16, 2009.

For the quarter ended February 28, 2009, the company reported earnings of $7.0 million on revenues of $26.3 million or $.48 per split-adjusted share compared with $4.5 million on revenues of $18.1 million or $.30 per split-adjusted share for the same period last year.

Among the key financial results reported today are:

FISCAL YEAR
	FY 2009	FY 2008
Revenues	$103.6 million	$72.6 million
Income from Operations	$ 40.2 million	$27.2 million
Pre-tax Income	$ 41.9 million	$28.7 million
Net Income	$ 27.2 million	$18.8 million
Earnings Per Share (basic and diluted)	$ 1.83 per share	$ 1.25 per share

FOURTH QUARTER
	Q4 2009	Q4 2008
Revenues	$26.3 million	$18.1 million
Income from Operations	$10.7 million	$ 6.9 million
Pre-tax Income	$10.9 million	$ 7.1 million
Net Income	$ 7.0 million	$ 4.5 million
Earnings Per Share (basic and diluted)	$ 0.48 per share	$ 0.30 per share

Brian Pardo, Chief Executive Officer of Life Partners Holdings, Inc., said, “We are extremely pleased with our results for this year. At a time when many companies are facing severe downturns in earnings, we are proudly growing our business and continuing to deliver value to our shareholders and our clients.  The demand for life settlements and our services continues to grow and our success is proven by these financial results.”

The company reported its financial results for the fiscal year ended February 28, 2009 in its Form 10-K which was filed with the United States Securities and Exchange Commission today.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements." Since its incorporation in 1991, Life Partners has completed over 91,000 transactions for its worldwide client base approaching 22,000 high net worth individuals and institutions in connection with the purchase of over 6,000 policies totaling $1.9 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-E

FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
info@lifepartnersinc.com

Visit our website at: www.lphi.com
or
Richard Weber
Hill and Knowlton
on behalf of LPHI
telephone:  (512) 372-6652
e-mail:  richard.weber@hillandknowlton.com